Exhibit 10.1

Name of Participant: Ari Bousbib

IQVIA HOLDINGS INC.

2017 INCENTIVE AND STOCK AWARD PLAN

AWARD AGREEMENT

(Awarding Stock Appreciation Rights)

THIS AWARD AGREEMENT (this “Agreement”) is made by and between IQVIA Holdings Inc., a Delaware corporation (the “Company”), and the Participant named above (the “Participant”) pursuant to the provisions of the IQVIA Holdings Inc. 2017 Incentive and Stock Award Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference. Capitalized terms not defined in this Agreement shall have the meanings given to them in the Plan.

1.Grant of SARs. Pursuant to the Plan, the Company has granted to the Participant, on the grant date listed on Exhibit A hereto (the “Grant Date”), Stock Appreciation Rights (“SARs”) that may be exercised with respect to all or a portion of the number of whole shares of Stock (“Shares”) set forth on Exhibit A hereto, subject to the terms and conditions set forth in this Agreement and in the Plan.  For the avoidance of doubt, the total number of Shares underlying the SARs is subject to adjustment pursuant to Section 10(c) of the Plan. For purposes of this Agreement, if applicable, the “Employer” shall mean the affiliate or subsidiary of the Company that employs the Participant (to the extent the Participant is not directly employed by the Company) and “Employment” shall mean the Participant’s employment by, or service to, the Company or any of its subsidiaries or affiliates.

2.Nature of SARs.  The SARs provide to the Participant a right to receive, upon exercise of SARs in compliance with this Agreement, payment in Shares.  The number of Shares that shall be delivered to the Participant upon a valid exercise of the SARs, before any reduction for withholding taxes in accordance with Section 13, shall be determined by multiplying (i) times (ii) and dividing the resulting product by (iii), where:

(i)	is the number of SARs being exercised;
(ii)	is the excess of (A) the Fair Market Value of one (1) Share on the date of exercise, over (B) the “Grant Price” per Share set forth on Exhibit A; and
(iii)	is the Fair Market Value of one (1) Share on the date of exercise.

Unless otherwise determined by the Company, no fractional Shares will be issued in payment upon the exercise of the SARs.  The SARs may not be exercised until they have vested in accordance with the terms of this Agreement.

3.Term of SAR. Subject to earlier termination under Section 4 hereof or pursuant to the Plan, the SARs shall expire on the date specified on Exhibit A hereto (the “Expiration Date”).  Notwithstanding any other provision hereof or of the Plan, no SARs shall be exercisable after the Expiration Date.

4.Termination of SARs. Except as otherwise provided herein, the SARs shall terminate on the earliest to occur of the following:

(a)	The Expiration Date.
(b)	The 91st day after termination of the Participant’s Employment for any reason other than one specified in in Section 5 of this Agreement or in subsection (c) below.
(c)	Termination of the Participant’s Employment by the Company or the Employer for Cause.

5.Vesting Schedule. Except as set forth below or in the Plan, the SARs shall become vested on the vesting dates set forth on Exhibit A hereto, subject to the Participant’s continued Employment through the applicable vesting date, provided, however, that the SARs will be subject to accelerated or continued vesting as follows:

(a)

In the event there occurs a Covered Transaction or Change in Control in which there is no assumption, continuation, substitution or cash-out of all or a portion of the SARs, such SARs will vest immediately before the consummation of the Covered Transaction or other event relating to the Change in Control that would cause the Common Stock to cease to be outstanding.

(b)

In the event that (i) the Participant’s employment is terminated as a result of his death or by the Company due to his Disability, (ii) the Company terminates the Participant’s employment without Cause, (iii) the Participant terminates his employment for Good Reason, or (iv) an Expiration Termination occurs, the SARs, to the extent then unvested, shall vest in full upon the date of such termination. For this purpose, the terms “Cause,” “Disability,” “Expiration Termination” and “Good Reason” have the meanings as defined in the Amended and Restated Employment Agreement between the Participant and the Company, as in effect at the Grant Date (the “Employment Agreement”).

(c)

In the event that the Participant terminates his employment due to his Retirement, the SARs, to the extent then unvested, shall remain outstanding and continue to vest on each of the vesting dates set forth on Exhibit A hereto as if the Participant had remained employed on each applicable vesting date; provided, that, if during the period of time following the date of the Participant’s termination of his employment due to his Retirement (the “Retirement Date”) and before the next vesting dates after the Retirement Date, the Participant is appointed or accepts a position as the chief executive officer (or other position having similar duties and responsibilities) of a publicly-traded company (a “Public Company CEO”), unless the Board determines to allow for continued vesting of the SARs, the SARs that remain unvested at that time shall vest as to a pro-rated number of the Shares subject to the portion of the SAR that would vest on the next regularly scheduled vesting date following the Retirement Date, pro-rated to reflect the number of whole months the Participant was employed following the most recent vesting date prior to the Retirement Date (or the Grant Date, if there had not been a vesting date) over the number of whole months from the most recent vesting date prior to the Retirement Date (or the Grant Date, if there had not been a vesting date) until the next regularly scheduled vesting date of the SAR, and any remaining SARs shall not vest and shall terminate. For this purpose, the term “Retirement” has the meaning as defined in the Employment Agreement. The Participant agrees to notify the Company promptly if the Participant is appointed to or accepts a position as a Public Company CEO.

The Participant acknowledges and agrees that any accelerated or continued vesting provided for pursuant to this Section 5 is subject to and conditioned on compliance by the Participant with the Termination Conditions (as defined in the Employment Agreement).

6.Exercise of SAR. The Participant may exercise vested SARs by giving notice (in such manner as is acceptable to the Company) to the Company of his or her election to exercise such SARs.  This notice shall set forth the number of SARs being exercised. For the avoidance of doubt, the Company may in its sole discretion establish alternative means to exercise vested SARs, including electronic forms using electronic signatures and interactive voice response systems using PIN numbers, in a manner directed by the Company, and the SARs shall be deemed to be exercised upon proper fulfillment of such alternative means.

Promptly following the date the SARs are exercised as provided for herein, payment shall be made to the Participant in Shares, in accordance with Section 2.  Payment may be made by issuance of Shares in the name of the Participant and delivery of such Shares to the Participant or, in the discretion of the Company, by issuance and delivery of such Shares to a financial institution for the account of the Participant, or in any other commercially reasonable manner as may be determined by the Company.

By participating in the Plan, the Participant expressly agrees to comply with the Company’s insider trading policies and any other of its policies regarding insider trading or personal account dealing applicable to the Participant. Further, the Participant expressly acknowledges and agrees that, depending on the country of residence of the Participant or the Participant’s broker, or where Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares, during such times the Participant is considered to have, “inside information” or similar types of information regarding the Company as defined by the laws or regulations in the applicable country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before the Participant possessed such information.  Furthermore, the Participant may be prohibited from (a) disclosing such information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities (including other employees of the Company or any of its subsidiaries or affiliates). Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company policies. The Participant expressly acknowledges and agrees that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should consult the Participant’s personal advisor for additional information on any trading restrictions that may apply to the Participant.

7.Cash Settlement. Notwithstanding any provision in this Agreement to the contrary, the Company may, in its sole discretion, settle the SARs in the form of: (1) a cash payment to the extent settlement in Shares (i) is prohibited under local law, (ii) would require the Participant, the Company and/or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (and/or country of employment, if different), or (iii) is administratively burdensome; or (2) Shares, but require the Participant to immediately exercise and sell such Shares to any brokerage firm and/or third party administrator engaged by the Company to hold the Shares and other amounts acquired under the Plan (in which case, as a condition to the grant of the SARs, the Participant hereby expressly and explicitly authorizes the Company to issue sales instructions on the Participant’s behalf).

8.Non-Transferability of SARs. The SARs may not be transferred, pledged, hypothecated or assigned except as permitted by Section 10(b) of the Plan.

9.Restrictions on Shares.  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchange as may be required.  The Participant agrees to take all steps the Committee determines are necessary to comply with all applicable provisions of federal, state and foreign securities law in exercising his or her rights under this Agreement.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of the SARs as it deems advisable, including without limitation, minimum holding period requirements and/or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which shares of Stock are then listed and/or traded, or under any blue sky state or foreign securities laws as may be applicable to the Shares.

10.Forfeiture; Recovery of Compensation.

(a)

The Committee may cancel, rescind, withhold or otherwise limit or restrict the SARs or delivery of Shares upon exercise of the SARs at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan (including, but not limited to, Sections 6 and 9 of the Plan).

(b)

By accepting the SARs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the SARs, under the SARs, including to any Shares acquired under the SARs or proceeds from the disposition thereof, are subject to Section 9 of the Plan (including any successor provision).

11.Other Undertakings.  To protect the interests of the Company and its direct and indirect affiliates and subsidiaries (individually, an “IQVIA Company” and collectively, the “IQVIA Companies”), including the confidential information of the IQVIA Companies and the confidential information of their respective customers, data suppliers, prospective customers and other companies with which the IQVIA Companies have a business relationship, and in consideration of the covenants and promises and other valuable consideration described in this Agreement, the Company and the Participant agree as follows:

(a)

The Participant acknowledges and agrees that he is bound by the confidentiality and other covenants contained in one or more restrictive covenant and confidentiality agreements that he has executed with an IQVIA Company, which covenants and agreements are incorporated herein by reference and shall survive any exercise, expiration, forfeiture or other termination of this Agreement or the SARs granted hereunder. The Participant also acknowledges and agrees that the Company shall be an affiliate for purposes of such restrictive covenant and confidentiality agreements.

(b)

The Participant acknowledges that the opportunity to participate in the Plan and the financial benefits that may accrue from such participation, is good, valuable and sufficient consideration for the following:

(i)

The Participant acknowledges and agrees that he is and will remain bound by the non-competition, non-solicitation and other covenants contained in the restrictive covenant and confidentiality agreement(s) that he has executed with any of the IQVIA Companies to the fullest extent permitted by law.

(ii)

The Participant further acknowledges and agrees that the period during which the non-competition and non-solicitation covenants in such agreement(s) will apply following a termination of Employment shall be extended from twelve (12) months to eighteen (18) months; provided, however, that the remedies available for breach of any non-competition or non-solicitation covenants during such extended six (6)-month period shall be limited to the following: (x) to the extent then outstanding, the forfeiture of the SARs for no consideration, and (y) to the extent the SARs have been exercised on or after the date that is eighteen (18) months before the Participant’s cessation of Employment, with respect to the Shares issued upon such exercise (including Shares withheld for taxes), the Participant shall pay to the Company an amount equal to (A) the aggregate Fair Market Value of such Shares as of the date of exercise, plus (B) the excess, if any, of the aggregate proceeds of all sales of such Shares over the amount described under subsection (A) above.  (For this purpose, the Participant’s earliest sales of Shares following such exercise will be deemed sales of the Shares acquired upon such exercise.)  The Company shall also be entitled to the foregoing remedies in the event of a material breach of any confidentiality, non-disclosure or other similar covenant contained in the restrictive covenant and confidentiality agreement(s) that the Participant has executed with an IQVIA Company.

(iii)

The Participant further acknowledges and agrees to the Company’s application, implementation and enforcement of (a) the policy set forth in Section 11(b)(ii) of this Agreement and (b) any provision of applicable law, stock exchange rule or Company policy relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate such policy (as applicable to the Participant) or applicable law or stock exchange rule or any other applicable Company policy without further consent or action being required by the Participant.  For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.  To the extent that the terms of this Agreement and such law, rule or policy conflict, the terms of such law, rule or policy, as applicable, shall prevail.

(iv)

By accepting the SARs, the Participant consents to one or more deductions from any amounts any IQVIA Company owes the Participant from time to time in an aggregate amount equal to all amounts described in subsection (ii) above, to the extent such deductions are permitted by applicable law.  Any such deduction from an amount that constitutes a deferral of compensation under Code Section 409A may only take place at the time the amount would otherwise be payable to the Participant, except to the extent permitted by Code Section 409A.

12.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, the terms and conditions of the Plan and this Agreement shall be binding upon the Participant and his or her Beneficiaries, heirs, executors, administrators, successors and assigns.

13.Tax Consequences. The exercise of the SARs and the subsequent disposition of the Shares may cause the Participant to be subject to federal, state and/or non-U.S. taxation. The Participant should consult a tax advisor before exercising the SARs or disposing of the Shares purchased hereunder.

Regardless of any action the Company and/or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SARs, including the grant of the SARs, the vesting of the SARs, the exercise of the SARs, the subsequent sale of any Shares acquired pursuant to the SARs and the receipt of any dividends on any such Shares and (b) do not commit to structure the terms of the grant or any aspect of the SARs to reduce or eliminate the liability for Tax-Related Items.

Prior to the delivery of Shares upon exercise of the SARs, if the Participant’s country of residence (and/or the Participant’s country of employment, if different) requires withholding of Tax-Related Items, unless otherwise determined by the Committee, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon exercise of the SARs that have an aggregate Fair Market Value sufficient to pay the statutory minimum amount of Tax-Related Items required to be withheld with respect to the Shares delivered upon such exercise of the SARs.  The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items.  In the event that withholding Shares as contemplated herein is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and/or the Employer may withhold all or a portion of the Tax-Related Items required to be withheld with respect to the Shares issuable upon exercise of the SARs in cash from the Participant’s regular salary and/or wages, or other amounts payable to the Participant.  In the event the withholding requirements are not satisfied through the withholding of Shares or through the Participant’s regular salary and/or wages or any other amounts payable to the Participant by the Employer, no Shares will be issued to the Participant (or the Participant’s estate) upon exercise of the SARs unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such SARs.  By accepting the SARs, the Participant expressly consents to the withholding of Shares and/or withholding from the Participant’s regular salary and/or wages or other amounts payable to the Participant as provided for hereunder.  All other Tax-Related Items related to the SARs and any Shares delivered in payment thereof are the Participant’s sole responsibility.

14.Participant Data Privacy. As a condition of the grant of the SARs, the Participant consents to the collection, use and transfer of personal data as described in this Section 14. The Participant understands that the Company and its affiliates or subsidiaries hold certain personal information about the Participant, including but not limited to the Participant’s name, home address, email address and telephone number, date of birth, social security number, passport or other identification number, salary, nationality, job title, shares of Stock or directorships held in the Company, details of all SARs, other Awards or other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (“Data”). The Participant further understands that the Company and/or its affiliates or subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or any of its affiliates or subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant understands that these recipients may be located in the Participant’s country of residence or elsewhere. The Participant authorizes them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding shares of Stock on the Participant’s behalf to a broker or other third party with whom the Shares acquired on exercise may be deposited.

The Participant understands that the Participant may, at any time, view Data, request information about the storage and processing of Data, require any amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Participant understands that he is providing the consent herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status or service with the Employer will be unaffected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would be unable to administer or maintain the Awards granted to the Participant, including the SARs.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to receive Awards and participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent to the Company and/or the Employer (or any other agreement or consent that may be requested by the Company and/or the Employer) that the Company and/or the Employer may deem necessary or appropriate for the purpose of administering participation in the Plan in accordance with the data privacy laws in the Participant’s country of residence (and country of employment, if different), either now or in the future. The Participant understands and agrees that the Participant may be unable to participate in the Plan if the Participant fails to provide such consent or agreement requested by the Company or the Employer.

15.Confidentiality. The Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family or the Participant’s counsel or financial advisors and agrees to advise such persons of the confidential nature of the grant of the SARs.  For the avoidance of doubt, (a) nothing contained in this Agreement or any other agreement containing confidentiality provisions or other restrictive covenants in favor of any the Company or any of its affiliates or subsidiaries shall be construed to limit, restrict or in any other way affect the Participant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity and (b) the Participant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that notwithstanding this immunity from liability, the Participant may be held liable if the Participant unlawfully accesses trade secrets by unauthorized means.

16.Code Section 409A; No Deferral of Compensation.  Neither the Plan nor this Agreement is intended to provide for the deferral of compensation within the meaning of Code Section 409A.  If the Company determines that this Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion and without Participant consent, amend this Agreement to cause the terms and conditions of this Agreement to comply with Code Section 409A or be exempt from Code Section 409A.  Notwithstanding the foregoing, in no event shall the Company or its subsidiaries or affiliates or the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.

17.Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

Any legal proceeding arising out of the Plan or this Agreement shall be brought exclusively in the federal or state courts located in the State of Delaware.  The Participant agrees to submit to personal jurisdiction and to venue in those courts.  The Participant further agrees to waive all legal challenges and defenses to the appropriateness of Delaware as the site of any such legal proceeding and to the application of the laws of the State of Delaware and any applicable federal laws.

18.	Miscellaneous.
(a)

Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the last address shown in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)

Notwithstanding any provisions of this Agreement to the contrary, the SARs shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different).  Further, if the Participant transfers residency and/or employment to another country, at the time of transfer, any special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the SARs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

(c)

The Company reserves the right to impose other requirements on the SARs, any Shares acquired pursuant to the SARs and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the SARs and the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(d)

The issuance of Shares upon exercise of the SARs will be contingent upon the Company’s receipt of any agreement, statement or other evidence that the Company and/or the Committee may require to satisfy itself that the issuance of Shares pursuant to the exercise of the SARs and any subsequent resale of the Shares will be in compliance with all applicable laws and regulations and with the requirements hereof and of the Plan.  The determination of the Committee as to such compliance shall be final and binding on the Participant.  The Participant shall not be deemed to be the holder of, or to have any dividend or other rights of a holder with respect to, any Shares subject to the SARs unless and until the SARs shall have been exercised pursuant to the terms hereof and of the Plan, the Company shall have issued and delivered the Shares to the Participant in accordance with this Agreement, and the Participant’s name shall have been entered as the shareholder of record on the books of the Company (if an alternative method of delivery is elected by the Company, the Participant will be required to take appropriate steps to cause any nominee to transfer shares into the name of the Participant in order for the Participant to become a record holder of the Shares).  Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares.

(e)

This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Grant Date has been furnished to the Participant.  By accepting the SARs, the Participant agrees to be bound by the terms of the Plan and this Agreement.  In the event of a conflict between the terms and conditions of this Agreement and the Plan, the Plan shall control, except as expressly provided in Section 3 herein.

(f)

This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the SARs, and any prior agreements, commitments or negotiations concerning the SARs are superseded.

(g)

Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

19.	Acknowledgement and Acceptance.
(a)

In accepting the SARs, the Participant acknowledges and agrees: (i) that the Plan is discretionary in nature and may be amended, cancelled, suspended or terminated by the Company at any time; (ii) that the grant of the SARs does not create any contractual or other right to receive future grants of SARs or any right to continue an employment or other relationship with the Company (for the vesting period or otherwise); (iii) that the Participant remains subject to discharge from such relationship to the same extent as if the SARs had not been granted; (iv) that all determinations with respect to any such future grants, including, but not limited to, when and on what terms they shall be made, will be at the sole discretion of the Committee; (v) that participation in the Plan is voluntary; (vi) that the value of the SARs is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract if any; and (vii) that the grant of SARs is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar benefits.

(b)

The grant of the SAR is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the SARs is not subject to the supervision of the local securities authorities.  No employee of the Company or any of the Company’s subsidiaries is permitted to advise the Participant on whether the Participant should acquire Shares by exercising the SAR under the Plan.  Investment in Shares involves a degree of risk.  Before deciding to acquire Shares by exercising the SARs, the Participant should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and the Participant should carefully review all of the materials related to the SARs and the Plan.  In addition, the Participant should consult with the Participant’s personal advisor for professional investment advice.

(c)

The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Exhibit A and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, be drawn up in English.  If the Participant has received this Agreement, the Exhibit A and the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

(d)

As a condition to the grant of the SARs, the Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its affiliates and subsidiaries and/or the Employer, as may be required to allow the Company and its affiliates and subsidiaries or the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

IQVIA HOLDINGS INC.

By:_____________________________

Name:

Title:

Agreed and Accepted:

_______________________________

Ari Bousbib

Participant

STOCK APPRECIATION RIGHTS AGREEMENT

PURSUANT TO IQVIA HOLDINGS INC.

2017 STOCK INCENTIVE PLAN

Exhibit A

Name of Participant:	Ari Bousbib
No. of shares of Stock subject to the Stock Appreciation Rights:	[ ]
Grant Price per Share:	$[ ]
Grant Date:	[ ], 20[ ]
Expiration Date:	[ ], 20[ ]

Vesting Schedule:

Number of SARs	Vesting Date
[ ]	[ ], 20[ ]
[ ]	[ ], 20[ ]
[ ]	[ ], 20[ ]